                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        Gilat Satelilite Networks, Ltd.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   M51474100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. M51474100                   13G                 PAGE  2   OF  5  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Munder Capital Management
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization


--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                              1,301,405
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                          0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                               1,317,735
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                           0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                       1,317,735
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                                          6.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                                           IA
--------------------------------------------------------------------------------

CUSIP NO. M51474100                 13G                   PAGE  3   OF  5 PAGES
                                                               ---     ---


ITEM 1.

         (a)      Name of Issuer:

                  Gilat Satellite Networks, Ltd. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:

                  Gilat House
                  Yegia Kapayim Street
                  Daniv Park, Kiryat Arye
                  Petah Tikva 49130   Israel

ITEM 2.
         (a)      Name of Person Filing:

                  Munder Capital Management ("Munder")

         (b)      Address of Principal Business Office, if none, Residence:

                  Munder Capital Center
                  480 Pierce Street, Suite 300
                  P.O. Box 3043
                  Birmingham, MI  48012-3043

         (c)      Citizenship:

                  Munder is a general partnership formed under the laws of the State of Delaware

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  M51474100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

/X/      (e)      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

CUSIP NO. M51474100                 13G                   PAGE  4  OF  5  PAGES
                                                               ---    ---

ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned:

                  1,317,735 shares of Common Stock

         (b)      Percent of Class

                  6.3%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote:

                               1,301,405

                  (ii)  shared power to vote or direct the vote:

                               0

                  (iii) sole power to dispose or to direct the disposition of:

                               1,317,735

                  (iv) shared power to dispose or direct the disposition of:

                               0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  While Munder is the beneficial owner of the shares of Common Stock of the Company, Munder is the beneficial owner of such stock on behalf of numerous clients who have the right to receive and the power to direct the receipt of dividends from, or the proceeds of the sale of, such Common Stock. No such client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the Common Stock, with the exception of the Munder NetNet Fund, which is a registered investment company under the Investment Company Act of 1940.

CUSIP NO. M51474100                 13G                    PAGE  5  OF  5 PAGES
                                                                ---    ---


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable


ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         MUNDER CAPITAL MANAGEMENT,
                                         a Delaware general partnership


                                         By: /s/ Terry H. Gardner
                                             --------------------

Dated:      2/14/2000                    Its: Vice President and CFO
      ----------------------